Magellan Gold Signs Letter of Intent on Silver-Gold Exploration Property in Peru

FOR IMMEDIATE RELEASE

           July 5, 2016

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) today announced it had signed a non-binding Letter of Intent (“LOI”) with Rio Silver Inc. (“Rio Silver”) (TSX.V: RYO) pursuant to which Magellan is granted the option to earn an undivided 50% interest in the Niñobamba Silver-Gold Property (“Niñobamba”), located 330 kilometers southeast of Lima in the Department of Ayacucho, Peru. The parties intend to replace the LOI with a definitive agreement containing industry standard terms following a 45-day due diligence period.

 “Mineralization at Niñobamba demonstrates the exploration potential for a large, bulk-tonnage disseminated silver-gold deposit”, said Dr. Pierce Carson, CEO. “The property is located in a historic silver district with well-developed infrastructure and in a mining-friendly jurisdiction. This acquisition represents an excellent opportunity for Magellan to add a quality precious metals asset.”

The Niñobamba claim block covers 900 hectares (2,160 acres) and is adjacent to claims owned by Southern Peru Copper and by Newmont. Niñobamba was originally explored by AngloGold Peru SAC (“Anglo”) in 2001. Anglo focused on an area of intense hydrothermal alteration and drilled five widely spaced core holes totaling 861 meters. Highlights from two of Anglo’s holes included assay results of 87.0 g/t silver over a drilled interval of 130 meters starting from a depth of 9 meters, and 54.0 g/t silver over a drilled interval of 96 meters from a depth of 23 meters. In 2003 Bear Creek Mining drilled an additional eight holes. Results of these limited drilling programs identified two open-ended parallel zones of silver mineralization 400 meter apart.

In 2012 Rio Silver excavated and channel-sampled seventeen trenches. Highlights from three trenches included 56 meters of 1.03 g/t gold and 98.9 g/t silver, 42 meters of 131 g/t silver, and 108 meters of 62.4 g/t silver. During the trenching program Rio Silver discovered a new and separate distinctively mineralized gold-silver zone. The last 21.8 meters of the discovery trench, which ended in mineralization, returned 1.32 g/t gold and 102.5 g/t silver. This new zone demonstrates that the Niñobamba property contains a strong gold component. Further exploration will be required to determine the geometry and extent of the precious metals zones.

Under the terms of the LOI, Magellan can acquire an undivided 50% interest in Niñobamba by spending an aggregate of US$2,000,000 within a three year period in direct and indirect exploration expenditures, including 4,000 meters of drilling, of which 700 meters must be completed by the end of November 2017. Upon completion of the exploration programs, it is intended that Magellan shall deliver a preliminary resource estimate

In connection with the transaction, Magellan is required to complete two private placement unit financings in Rio Silver, each for aggregate proceeds of Cdn$75,000. The first private placement, to be concluded upon execution of the definitive agreement, will consist of units that will include one common share of Rio Silver and one share purchase warrant, with the warrants expiring eighteen months following the date of issue. The second private placement, to be concluded 90 days following execution of the definitive agreement, will consist of units that will include one common share of Rio Silver and one share purchase warrant, with the warrants expiring thirty months following the date of issue. Pursuant to the LOI, Magellan must exercise all warrants before they expire. The final terms of the private placements are yet to be finalized.

The closing of the transaction is subject to a number of conditions including satisfactory completion of due diligence, the parties entering into a definitive agreement, the completion of the first private placement, receipt of required Canadian regulatory approvals and consents, and satisfaction of other customary closing conditions. There can be no assurance that the transaction will be completed as proposed or at all.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals mineral properties.

The Silver District Property in southwest Arizona consists of 94 unpatented lode mining claims, 6 patented lode claims, an Arizona mining lease of 335 acres and 23 unpatented mill site claims, totaling over 2,000 acres. The property covers the heart of the historic Silver District in La Paz County, approximately 50 miles north of Yuma. Magellan completed the acquisition of the Silver District Property in September 2014.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson (505) 463-9223

John Power (707) 884-3766